                                         EXHIBIT 99.1

News
For Immediate Release
4 Landmark Square Suite 400 Stamford, CT 06901 Telephone: (203) 975-7110 Fax: (203) 975-7902

Contact: Robert B. Lewis (203) 406-3160

SILGAN INCREASES DIVIDEND
AND DECLARES QUARTERLY DIVIDEND

STAMFORD, CT, February 17, 2011-- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, announced today that its Board of Directors increased its quarterly dividend to $0.11 per share and declared a $0.11 per share quarterly cash dividend, payable on March 17, 2011 to the holders of record of the common stock of the Company on March 3, 2011.  The Company began paying a cash dividend in 2004 and has increased its quarterly dividend every year since.

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Silgan Holdings is a leading manufacturer of consumer goods packaging products with annual net sales of approximately $3.1 billion in 2010.  Silgan operates 68 manufacturing facilities in North and South America, Europe and Asia.  In North America, Silgan is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products.  In addition, Silgan is a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.

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